Exhibit 99.1

Media Contact:

Mike Barone

713-275-8243

mbarone@greenbank.com

Investor Relations:

713-275-8220
investors@greenbank.com

PRESS RELEASE

FOR IMMEDIATE RELEASE

Green Bancorp, Inc. Reports Third Quarter 2015 Earnings

2015 Third Quarter Highlights

•                  Third quarter 2015 earnings per share (diluted) were $0.15 and excluding one-time acquisition expenses would have been $0.17 per share

•                  Net income was $4.1 million and would have been $4.6 million excluding one-time acquisition expenses

•                  Pre-tax, pre-provision adjusted net income was $10.5 million for the third quarter 2015 compared to $7.7 million in the third quarter 2014, a 35.7% increase

•                  Completion of the merger of Patriot Bancshares, Inc. on October 1, 2015 resulting in pro forma combined total assets of over $3.6 billion

•                  Achieved year-end loan growth objective ahead of plan with loans increasing $87.5 million or 4.6% to $2.0 billion compared with June 30, 2015

Houston, TX — October 28, 2015 — Green Bancorp, Inc. (NASDAQ: GNBC), the bank holding company (“Green Bancorp” or the “Company”) that operates Green Bank, N.A. (“Green Bank”), today announced results for its third quarter and nine months ended September 30, 2015.  The Company reported net income for the quarter of $4.1 million, or $0.15 per diluted common share, compared to net income of $4.5 million or $0.20 per diluted common share reported for the same period in 2014.  Excluding one-time acquisition expenses, net income for the third quarter 2015 would have been $4.6 million or $0.17 per diluted common share, compared to $4.8 million or $0.21 per diluted common share reported for the same period in 2014.

Manny Mehos, Chairman and Chief Executive Officer of Green Bancorp said, “Our merger with Patriot Bancshares is a significant step for our company and our employees.  Today we are among the 15 largest banking companies headquartered in Texas.  The merger taken together with continued strong organic growth in our target markets reflects the continued success of our well defined business strategy.  On a pre-tax, pre-provision basis, our performance for the quarter exceed our expectations.”

Geoff Greenwade, President of Green Bancorp and Chief Executive Officer of Green Bank remarked, “Our third quarter results highlight continued solid execution by our bankers as we achieved our annual loan growth objective a full quarter ahead of schedule.  The expense synergies to be recognized in the Patriot deal will largely be achieved this year due to our rapid closing and we continue to project EPS accretion from the merger will be at least 20% in 2016.”

Results of operations for the quarter ended September 30, 2015

Net income for the quarter ended September 30, 2015 was $4.1 million, compared with $4.5 million for the same period in 2014. Net income per diluted common share was $0.15 for the quarter ended September 30, 2015, compared with $0.20 for the same period in 2014. The decrease in net income was principally due to increases in provision for loan losses and noninterest expense, which includes a $246 thousand increase of one-time acquisition expenses net of tax, offset by increased interest income resulting from growth in loans.  Excluding the one-time acquisition expenses, net income for the quarter would have been $4.6 million, or $0.17 per diluted common share.  Returns on average assets and average common equity, each on an annualized basis, for the three months ended September 30, 2015 were 0.68% and 5.37%, respectively. Green Bancorp’s efficiency ratio, which represents noninterest expense divided by the sum of net interest income and noninterest income, was 59.80% for the three months ended September 30, 2015.  Excluding the impact of one-time acquisition expenses, returns on average assets and average common equity, each on an annualized basis, would have been 0.76% and 6.06%, respectively, and the efficiency ratio would have been 56.44% for the three months ended September 30, 2015.

Net interest income before provision for loan losses for the quarter ended September 30, 2015, was $21.2 million, an increase of $3.7 million, or 20.8%, compared with $17.5 million during the same period in 2014. The increase was primarily due to a 30.8% increase in average loan volume largely driven by the SharePlus acquisition and organic loan growth, somewhat offset by a decrease in the average loan yield. The net interest margin for the quarter ended September 30, 2015 decreased to 3.63%, compared with 3.90% for the same period in 2014. Average noninterest-bearing deposits for the quarter ended September 30, 2015 were $481.9 million, an increase of $107.1 million compared with the same period in 2014, and a decrease of $9.4 million compared to the quarter ended June 30, 2015. Average shareholders’ equity for the quarter ended September 30, 2015 was $301.4 million, an increase of $64.1 million compared with the same period in 2014, and an increase of $5.1 million compared to the quarter ended June 30, 2015.

Net interest income before provision for loan losses during the quarter ended September 30, 2015 increased 1.1% or $239 thousand, compared with $20.9 million for the quarter ended June 30, 2015, primarily due to a 4.6% increase in average loan volume. The net interest margin for the quarter ended September 30, 2015 of 3.63% decreased from 3.84% for the quarter ended June 30, 2015.  The decrease in net interest margin from the prior quarter was primarily due to lower loan yield resulting from lower impact of fee and discount accretion related to loans paid off early and recovered non-accrual interest recorded in the second quarter 2015.

Noninterest income for the quarter ended September 30, 2015 was $2.9 million, an increase of $537 thousand, or 23.0%, compared with $2.3 million for the same period in 2014. This increase was primarily due to the acquired SharePlus operations and servicing income. When comparing the quarter ended September 30, 2015 to the quarter ended June 30, 2015, noninterest income decreased $84 thousand, or 2.8%, from $3.0 million.

Noninterest expense for the quarter ended September 30, 2015 was $14.4 million, an increase of $1.8 million, or 14.4%, compared with $12.6 million for the same period in 2014. The increase was due to a $379 thousand increase of one-time acquisition expenses.  In addition, the increase was due to a $372 thousand increase in professional and regulatory fees; a $255 thousand increase in real estate acquired by foreclosure; a $234 thousand increase in data processing; and a $133 thousand increase in salaries and employee benefits.  Factors contributing to the increase include recurring expenses related to the SharePlus acquisition and related to being a public company.  When comparing the quarter ended September 30, 2015 to the quarter ended June 30, 2015, noninterest expense decreased 13.3%, or $2.2 million, from $16.6 million, primarily due to a $1.2 million decrease of one-time acquisition expenses, a $615 decrease in salaries and wages, and a $230 thousand decrease in occupancy.

Loans held for investment at September 30, 2015 were $2.0 billion, an increase of $477.3 million, or 31.7%, compared with $1.5 billion at September 30, 2014, primarily due to the SharePlus acquisition, continued opportunities for our portfolio bankers to generate new loans and expand existing relationships within our target markets, and increased mortgage warehouse volume. Excluding loans acquired in the SharePlus acquisition based on the acquisition date balance, loans increased $315.5 million, or 21.0% from the September 30, 2014 balance.  Loans held for investment at September 30, 2015 increased $87.5 million, or 4.6%, from June 30, 2015 due to increases in the loan portfolio with mortgage warehouse volume contributing $5.4 million to the quarterly increase.  Average loans held for investment increased 30.8% or $451.4 million to $1.9 billion for the quarter ended September 30, 2015, compared with $1.5 billion for the same period in 2014. Average loans held for investment for the quarter ended September 30, 2015 increased 4.6% or $84.9 million from the quarter ended June 30, 2015.

Deposits at September 30, 2015 were $1.9 billion, an increase of $363.4 million, or 23.0%, compared to September 30, 2014, primarily due to $218.0 million related to the SharePlus acquisition and $94.0 million increase in our commercial deposits. Deposits at September 30, 2015 decreased $83.4 million or 4.1% from June 30, 2015 due primarily to the expected outflow of the prior quarter’s temporary balance increase of approximately $95 million related to a title company relationship. Noninterest-bearing deposits at September 30, 2015 were $499.1 million, an increase of $105.5 million, or 26.8%, compared to September 30, 2014 and a decrease of $105.0 million, or 17.4%, compared to June 30, 2015 due to the title company deposit.  Average deposits increased 21.8% or $340.7 million to $1.9 billion for the quarter ended September 30, 2015, compared with the same period of 2014. Average noninterest bearing deposits for the quarter ended September 30, 2015 were $481.9 million, an increase of $107.1 million compared with the same period in 2014, and a decrease of $9.4 million compared with the quarter ended June 30, 2015.

Results of operations for the nine months ended September 30, 2015

Net income for the nine months ended September 30, 2015 was $12.9 million, compared with $12.7 million for the same period in 2014. Net income per diluted common share was $0.49 for the nine months ended September 30, 2015, compared with $0.58 for the same period in 2014. The increase in net income was principally due to increased interest income resulting from growth in loans. Other factors also contributed to the increase, including an increase in noninterest income and a decrease in interest expense, offset by increases in noninterest expense, provision for loan losses and provision for income taxes.  Returns on average assets and average common equity, each on an annualized basis, for the nine months ended September 30, 2015 were 0.75% and 5.80%, respectively. Green Bancorp’s efficiency ratio was 63.40% for the nine months ended September 30, 2015.

Net interest income before provision for loan losses for the nine months ended September 30, 2015, was $62.6 million an increase of $12.7 million, or 25.5%, compared with $49.9 million during the same period in 2014. The increase was primarily due to a 30.1% increase in average loan volume, partially offset by a 24 basis point decrease in loan yields. The net interest margin for the nine months ended September 30, 2015 decreased to 3.79%, compared with 3.86% for the same period in 2014. Average noninterest-bearing deposits for the nine months ended September 30, 2015 were $468.1 million, an increase of $144.9 million compared with the same period in 2014. Average shareholders’ equity for the nine months ended September 30, 2015 was $296.5 million, an increase of $81.7 million compared with the same period in 2014.

Noninterest income for nine months ended September 30, 2015 was $7.9 million, an increase of $2.0 million, or 33.7%, compared with $5.9 million for the same period in 2014. This increase was primarily due to a $788 thousand increase in customer service fees, a $345 thousand in gain on sale of held for sale loans, a $288 thousand increase in loan fees, and a $240 thousand increase in gain on sale of the guaranteed portion of certain loans.

Noninterest expense for the nine months ended September 30, 2015, was $44.7 million, an increase of $10.2 million, or 29.4%, compared with $34.6 million for the same period in 2014. This increase was primarily due to a $3.7 million increase in salaries and employee benefits resulting from increased staffing principally due to the SharePlus acquisition and increased compensation due to our portfolio banker compensation program and general merit compensation increases; a $2.1 million increase in one-time acquisition expenses; a $1.2 million increase in professional and regulatory fees; a $913 thousand increase in occupancy; a $666 thousand increase in data processing; and  a $418 thousand increase in real estate acquired by foreclosure due to write-downs.  Factors contributing to the increases include recurring expenses related to the SharePlus acquisition and related to being a public company.

Average loans held for investment increased 30.0% or $425.9 million to $1.8 billion for nine months ended September 30, 2015, compared with $1.4 billion for the same period in 2014.  Average deposits increased 25.6% or $386.9 million to $1.9 billion for the nine months ended September 30, 2015, compared with the same period of 2014.

Asset Quality

Nonperforming assets totaled $36.3 million or 1.50% of period end total assets at September 30, 2015, up from $13.5 million or 0.72% of period end total assets at September 30, 2014, and $11.3 million or 0.47% of period end total assets at June 30, 2015. The increase was due primarily to a classified E&P credit relationship moved to nonperforming during the third quarter 2015. Accruing loans classified as troubled debt restructures and included in the nonperforming asset totals were $6.0 million at September 30, 2015, compared with $4.0 million at September 30, 2014.

The allowance for loan losses was 1.05% of total loans at September 30, 2015, compared with 1.01% of total loans at September 30, 2014 and 0.97% of total loans at June 30, 2015.  The increase in the percentage when compared to September 30, 2014 was largely due to an increase in specific reserves.  At September 30, 2015, the Company’s allowance for loans losses was 1.15% of total loans excluding acquired loans that are accounted for under ASC 310-20 and ASC 310-30.  Further, the allowance for loan losses plus acquired loan net discount to total loans adjusted for acquired loan net discount was 1.17% as of September 30, 2015.

The Company recorded a provision for loan losses of $3.1 million for the quarter ended September 30, 2015, which included a $2.4 million specific reserve on the energy credit discussed above, up from the $805 thousand provision for the loan losses recorded for the quarter ended June 30, 2015.  The provision for loan losses was $5.4 million for nine months ended September 30, 2015, compared with $1.4 million for the nine months ended September 30, 2014.

Net charge offs were $622 thousand for the quarter ended September 30, 2015, compared with net charge offs of $55 thousand for the quarter ended June 30, 2015, and net charge offs of $663 thousand for the quarter ended September 30, 2014. Net charge offs were $245 thousand, or 0.01% of average loans outstanding, for nine months ended September 30, 2015, compared with net charge offs of $2.5 million for the nine months ended September 30, 2014.

Acquisition of SP Bancorp, Inc.

On October 17, 2014, Green Bancorp acquired SP Bancorp, Inc. (“SP Bancorp”) and its wholly-owned subsidiary, SharePlus Bank (“SharePlus”) headquartered in Plano, Texas.  Pursuant to the terms of the merger agreement, we paid $46.4 million in cash for all outstanding shares of SP Bancorp capital stock, which resulted in goodwill of $14.5 million as of September 30, 2015.

Merger with Patriot Bancshares, Inc.

On October 1, 2015, Green Bancorp completed the previously announced merger of Patriot Bancshares, Inc. (“Patriot”) and its wholly-owned subsidiary, Patriot Bank. Patriot, headquartered in Houston, TX, operated six locations in Houston, two in Dallas and one in Fannin County, Texas.  As of September 30, 2015, Patriot, on a consolidated basis, reported total assets of $1.4 billion, total loans of $1.1 billion, total deposits of $1.1 billion and total shareholders’ equity of $125.2 million.

Under the terms of the merger agreement, we issued 10.4 million shares of Green Bancorp common stock for all outstanding shares of Patriot common stock, including the converted Series D and Series F preferred stock.  In addition, Patriot’s $27.3 million Series B and Series C preferred stock were redeemed in connection with the closing.

Non-GAAP Financial Measures

Green Bancorp’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, Green Bancorp reviews tangible book value per common share, the tangible common equity to tangible assets ratio, allowance for loan losses to total loans excluding acquired loans, allowance for loan losses plus acquired loans net discount to total loans adjusted for acquired loan net discount, selected metrics excluding one-time acquisition expenses and pre-tax, pre-provision adjusted net income.  Green Bancorp has included in this Earnings Release information related to these non-GAAP financial measures for the applicable periods presented.

Please refer to the “Notes to Financial Highlights” at the end of this Earnings Release for a reconciliation of these non-GAAP financial measures.

Capital Management

The Basel III Capital Rules adopted by the federal regulatory authorities in 2013 substantially revised the risk-based capital requirements applicable to Green Bancorp and Green Bank. The Basel III Capital Rules became effective for Green Bancorp on January 1, 2015, subject to a phase-in period for certain provisions. Among other things, the Basel III Capital Rules introduced a new capital measure called “Common Equity Tier 1,” which is a comparison of the sum of certain equity capital components to total risk-weighted assets, and revised the risk-weighting approach of the capital ratios with a more risk-sensitive approach that expanded the risk-weighting categories from the previous Basel I derived categories to a much larger and more risk-sensitive number of categories, depending on the nature of the assets.

Conference Call

As previously announced, Green Bancorp will hold a conference call today, October 28, 2015, to discuss its third quarter 2015 results at 5:00 p.m. (Eastern Time).  The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562 and requesting to be joined to the Green Bancorp Third Quarter 2015 Earnings Conference Call.  A replay will be available starting at 8:00 pm Eastern Time on October 28, 2015 and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the replay is 13622160.  The replay will be available until 11:59 pm Eastern Time on November 4, 2015.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investors.greenbank.com.  The online replay will remain available for a limited time beginning immediately following the call.

To learn more about Green Bancorp, please visit the Company’s web site at www.greenbank.com.  Green Bancorp uses its web site as a channel of distribution for material Company information. Financial and other material information regarding Green Bancorp is routinely posted on the Company’s web site and is readily accessible.

About Green Bancorp, Inc.

Headquartered in Houston, Texas, Green Bancorp is a bank holding company that operates Green Bank in Houston, Dallas and Austin. Commercial-focused, Green Bank is a nationally chartered bank regulated by the Office of the Comptroller of the Currency, a division of the Department of the Treasury of the United States.

Forward Looking Statement

The information presented herein and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Green Bancorp’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Statements about the expected timing, completion and effects of the proposed transactions and all other statements in this release other than historical facts constitute forward-looking statements.

In addition to factors previously disclosed in Green Bancorp’s reports filed with the SEC and those identified elsewhere in this communication, the following factors among others, could cause actual results to differ materially from forward-looking statements: difficulties and delays in integrating the Green Bancorp and Patriot businesses or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
	(Dollars in thousands)
Period End Balance Sheet Data:
Cash and cash equivalents	$96,451	$168,416	$129,108	$68,923	$71,547
Securities	249,558	258,882	228,035	238,278	244,759
Other investments	16,977	10,831	10,000	11,365	11,006
Loans held for sale	192	1,287	939	573	—
Loans held for investment	1,982,280	1,894,742	1,810,842	1,799,155	1,504,998
Allowance for loan losses	(20,724)	(18,292)	(17,542)	(15,605)	(15,262)
Goodwill	30,129	30,129	30,129	30,129	15,672
Core deposit intangibles, net	3,704	3,852	4,000	4,148	800
Real estate acquired through foreclosure	1,665	4,488	4,863	4,863	4,863
Premises and equipment, net	24,766	24,773	24,817	25,200	21,080
Other assets	30,989	29,843	27,474	29,106	17,279
Total assets	$2,415,987	$2,408,951	$2,252,665	$2,196,135	$1,876,742

Noninterest-bearing deposits	$499,101	$604,073	$459,100	$431,942	$393,567
Interest-bearing transaction and savings deposits	792,957	758,123	809,300	777,431	638,917
Certificates and other time deposits	649,082	662,335	663,451	636,340	545,207
Total deposits	1,941,140	2,024,531	1,931,851	1,845,713	1,577,691
Securities sold under agreements to repurchase	3,080	9,858	13,012	4,605	4,391
Other borrowed funds	158,893	67,309	7,323	47,586	—
Other liabilities	9,645	8,601	6,709	9,826	8,696
Total liabilities	2,112,758	2,110,299	1,958,895	1,907,730	1,590,778
Shareholders’ equity	303,229	298,652	293,770	288,405	285,964
Total liabilities and equity	$2,415,987	$2,408,951	$2,252,665	$2,196,135	$1,876,742

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

	For the Quarter Ended					For the Nine Months Ended
	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
	(Dollars in thousands)
Income Statement Data:
Interest income:
Loans, including fees	$22,601	$22,252	$21,659	$21,414	$18,745	$66,512	$53,707
Securities	809	838	878	986	954	2,525	3,007
Other investments	111	113	110	111	82	334	241
Federal funds sold	—	—	—	—	—	—	—
Deposits in financial institutions	78	53	55	47	36	186	92
Total interest income	23,599	23,256	22,702	22,558	19,817	69,557	57,047

Interest expense:
Transaction and savings deposits	696	695	682	684	657	2,073	1,855
Certificates and other time deposits	1,651	1,607	1,474	1,553	1,624	4,732	5,194
Other borrowed funds	90	31	30	38	24	151	104
Total interest expense	2,437	2,333	2,186	2,275	2,305	6,956	7,153

Net interest income	21,162	20,923	20,516	20,283	17,512	62,601	49,894
Provision for loan losses	3,054	805	1,505	1,250	220	5,364	1,443
Net interest income after provision for loan losses	18,108	20,118	19,011	19,033	17,292	57,237	48,451

Noninterest income:
Customer service fees	867	917	863	796	694	2,647	1,859
Loan fees	680	671	371	483	422	1,722	1,434
Gain on sale of held for sale loans, net	113	157	75	28	—	345	—
Gain on sale of guaranteed portion of loans, net	908	960	645	594	1,050	2,513	2,273
Other	303	250	131	236	168	684	353
Total noninterest income	2,871	2,955	2,085	2,137	2,334	7,911	5,919

Noninterest expense:
Salaries and employee benefits	8,562	8,878	8,757	8,891	8,131	26,197	22,211
Occupancy	1,332	1,562	1,460	1,585	1,138	4,354	3,443
Professional and regulatory fees	1,988	3,605	1,467	1,612	1,488	7,060	4,035
Data processing	610	583	644	4,173	403	1,837	1,180
Software license and maintenance	352	392	362	418	350	1,106	1,006
Marketing	160	152	148	95	191	460	559
Loan related	185	263	109	220	101	557	303
Real estate acquired by foreclosure, net	339	382	13	(30)	85	734	316
Other	844	761	796	916	673	2,401	1,500
Total noninterest expense	14,372	16,578	13,756	17,880	12,560	44,706	34,553

Income before income taxes	6,607	6,495	7,340	3,290	7,066	20,442	19,817
Provision for income taxes	2,528	2,357	2,691	1,243	2,533	7,576	7,122
Net income	$4,079	$4,138	$4,649	$2,047	$4,533	$12,866	$12,695

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

	As of and For the Quarter Ended					As of and For the Nine Months Ended
	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
	(In thousands, except per share data)
Per Share Data (Common Stock):
Basic earnings per common share	$0.16	$0.16	$0.18	$0.08	$0.20	$0.49	$0.59
Diluted earnings per share	0.15	0.16	0.18	0.08	0.20	0.49	0.58
Book value per common share	11.54	11.37	11.22	11.02	10.93	11.54	10.93
Tangible book value per common share (1)	10.25	10.08	9.92	9.71	10.30	10.25	10.30

Common Stock Data:
Shares outstanding at period end	26,277	26,270	26,176	26,176	26,171	26,277	26,171
Weighted average basic shares outstanding for the period	26,274	26,199	26,176	26,171	22,714	26,215	21,430
Weighted average diluted shares outstanding for the period	26,551	26,518	26,359	26,592	23,102	26,481	21,728

Selected Performance Metrics:
Return on average assets	0.68%	0.73%	0.85%	0.38%	0.98%	0.75%	0.95%
Return on average equity	5.37	5.60	6.46	2.83	7.58	5.80	7.90
Efficiency ratio	59.80	69.43	60.86	79.75	63.29	63.40	61.91
Loans to deposits ratio	102.12	93.59	93.74	97.48	95.39	102.12	95.39
Noninterest expense to average assets	2.38	2.93	2.53	3.32	2.71	2.61	2.59

Capital Ratios:
Average shareholders’ equity to average total assets	12.6%	13.0%	13.2%	13.4%	12.9%	12.9%	12.0%
Tier 1 capital to average assets (leverage)	12.1	11.9	12.0	12.1	14.7	12.1	14.7
Common equity tier 1 capital(2)	12.2	12.5	13.0	N/A	N/A	12.2	N/A
Tier 1 capital to risk-weighted assets	12.2	12.5	13.0	13.1	15.9	12.2	15.9
Total capital to risk-weighted assets	13.2	13.4	13.9	14.0	16.9	13.2	16.9
Tangible common equity to tangible assets (1)	11.3	11.1	11.7	11.8	14.5	11.3	14.5

Selected Other Metrics:
Number of full time equivalent employees	258	266	267	272	219	258	219
Number of portfolio bankers	52	55	53	53	48	52	48
Period end actual loan portfolio average per portfolio banker	$36,601	$33,191	$32,721	$31,500	$29,823	$36,601	$29,823
Period end target loan portfolio average per portfolio banker	$52,299	$47,348	$46,679	$44,698	$47,271	$52,299	$47,271
Estimated remaining capacity to target loan portfolio size	30.02%	29.90%	29.90%	29.53%	36.91%	30.02%	36.91%

(1)                                 Refer to “Notes to Financial Highlights” at the end of this Earnings Release for a reconciliation of this non-GAAP financial measure.

(2)                                 Common equity tier 1 capital ratio is a new ratio required under the Basel III Capital Rules effective January 1, 2015.

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

	For the Quarter Ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$1,918,999	$22,601	4.67%	$1,834,975	$22,252	4.86%	$1,466,708	$18,745	5.07%
Securities	257,930	809	1.24	263,900	838	1.27	249,923	954	1.51
Other investments	15,909	111	2.77	9,940	113	4.56	9,065	82	3.59
Federal funds sold	959	—	—	1,006	—	—	801	—	—
Interest earning deposits in financial institutions	117,465	78	0.26	75,836	53	0.28	55,548	36	0.26
Total interest-earning assets	2,311,262	23,599	4.05%	2,185,657	23,256	4.27%	1,782,045	19,817	4.41%

Allowance for loan losses	(18,892)			(18,387)			(15,669)
Noninterest-earning assets	103,186			106,027			74,850
Total assets	$2,395,556			$2,273,297			$1,841,226

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand and savings deposits	$769,454	$696	0.36%	$775,043	$695	0.36%	$625,834	$657	0.42%
Certificates and other time deposits	651,334	1,651	1.01	662,109	1,607	0.97	561,408	1,624	1.15
Securities sold under agreements to repurchase	7,483	3	0.16	11,699	4	0.14	4,911	2	0.16
Other borrowed funds	174,531	87	0.20	29,230	27	0.37	29,025	22	0.30
Total interest-bearing liabilities	1,602,802	2,437	0.60%	1,478,081	2,333	0.63%	1,221,178	2,305	0.75%

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	481,947			491,305			374,811
Other liabilities	9,437			7,652			7,999
Total liabilities	2,094,186			1,977,038			1,603,988
Shareholders’ equity	301,370			296,259			237,238
Total liabilities and shareholders’ equity	$2,395,556			$2,273,297			$1,841,226

Net interest rate spread			3.45%			3.63%			3.66%
Net interest income and margin(1)		$21,162	3.63%		$20,923	3.84%		$17,512	3.90%

(1)                                     Net interest margin is equal to net interest income divided by interest-earning assets.

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

	For the Nine Months Ended September 30,
	2015			2014
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$1,846,618	$66,512	4.82%	$1,419,540	$53,707	5.06%
Securities	252,673	2,525	1.34	253,830	3,007	1.58
Other investments	12,115	334	3.69	8,982	241	3.59
Federal funds sold	869	—	—	720	—	—
Interest earning deposits in financial institutions	93,393	186	0.27	46,369	92	0.27
Total interest-earning assets	2,205,668	69,557	4.22%	1,729,441	57,047	4.41%

Allowance for loan losses	(17,699)			(15,993)
Noninterest-earning assets	104,959			71,539
Total assets	$2,292,928			$1,784,987

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand and savings deposits	$777,438	$2,073	0.36%	$614,431	$1,855	0.40%
Certificates and other time deposits	650,959	4,732	0.97	572,010	5,194	1.21
Securities sold under agreements to repurchase	11,430	13	0.15	5,943	7	0.16
Other borrowed funds	80,276	138	0.23	48,180	97	0.27
Total interest-bearing liabilities	1,520,103	6,956	0.61%	1,240,564	7,153	0.77%

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	468,119			323,180
Other liabilities	8,236			6,503
Total liabilities	1,996,458			1,570,247
Shareholders’ equity	296,470			214,740
Total liabilities and shareholders’ equity	$2,292,928			$1,784,987

Net interest rate spread			3.60%			3.64%
Net interest income and margin(1)		$62,601	3.79%		$49,894	3.86%

(1)                                 Net interest margin is equal to net interest income divided by interest-earning assets.

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

Yield Trend

	For the Quarter Ended
	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014

Average yield on interest-earning assets:
Loans, including fees	4.67%	4.86%	4.92%	4.90%	5.07%
Securities	1.24	1.27	1.51	1.59	1.51
Other investments	2.77	4.56	4.28	3.89	3.59
Federal funds sold	—	—	—	—	—
Interest-earning deposits in financial institutions	0.26	0.28	0.26	0.30	0.26
Total interest-earning assets	4.05%	4.27%	4.35%	4.36%	4.41%

Average rate on interest-bearing liabilities:
Interest bearing transaction and savings	0.36%	0.36%	0.35%	0.37%	0.42%
Certificates and other time deposits	1.01	0.97	0.94	0.99	1.15
Other borrowed funds	0.20	0.30	0.24	0.27	0.28
Total interest-bearing liabilities	0.60%	0.63%	0.60%	0.64%	0.75%

Net interest rate spread	3.45%	3.63%	3.75%	3.73%	3.66%
Net interest margin (1)	3.63%	3.84%	3.93%	3.92%	3.90%

(1)                                 Net interest margin is equal to net interest income divided by interest-earning assets.

Supplemental Yield Trend

	For the Quarter Ended
	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
Average yield on loans, excluding fees (2)	4.37%	4.47%	4.50%	4.48%	4.63%
Average cost of interest-bearing deposits	0.66	0.64	0.61	0.65	0.76
Average cost of total deposits, including noninterest-bearing	0.49	0.48	0.47	0.50	0.58

(2)                                 Average yield on loans, excluding fees is equal to loan interest income divided by average loan principal.

Interest Rate Sensitivity

	Percentage Change in Net Interest Income over a 12-month Horizon as of
	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014

+200 basis point change in interest rates	21.5%	22.3%	19.6%	19.2%	20.7%
+100 basis point change in interest rates	11.6	11.9	10.7	10.3	10.7
No change in interest rates	—	—	—	—	—
-100 basis point change in interest rates	(4.8)	(6.1)	(3.9)	(4.8)	(3.3)

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

Portfolio Composition

	Sep 30, 2015		Jun 30, 2015		Mar 31, 2015		Dec 31, 2014		Sep 30, 2014
	(Dollars in thousands)
Period End Balances

Commercial & industrial	$820,337	41.4%	$795,483	42.0%	$744,380	41.1%	$788,410	43.8%	$725,583	48.2%
Real Estate:
Owner occupied commercial	183,224	9.2	176,453	9.2	166,604	9.1	163,592	9.1	132,940	8.8
Commercial	483,628	24.4	383,863	20.3	367,071	20.3	339,006	18.8	308,700	20.5
Construction, land & land development	252,206	12.8	290,469	15.3	273,125	15.1	240,666	13.4	230,259	15.3
Residential mortgage	230,796	11.6	234,026	12.4	249,591	13.8	257,066	14.3	100,818	6.8
Consumer and Other	12,089	0.6	14,448	0.8	10,071	0.6	10,415	0.6	6,698	0.4
Total loans held for investment	$1,982,280	100.0%	$1,894,742	100.0%	$1,810,842	100.0%	$1,799,155	100.0%	$1,504,998	100.0%

Deposits:
Noninterest-bearing	$499,101	25.7%	$604,073	29.9%	$459,100	23.8%	$431,942	23.4%	$393,567	24.9%
Interest-bearing transaction	132,604	6.8	133,584	6.6	142,442	7.4	134,448	7.3	81,816	5.2
Money market	604,912	31.2	567,613	28.0	607,033	31.4	581,346	31.5	525,726	33.3
Savings	55,441	2.9	56,926	2.8	59,825	3.1	61,637	3.3	31,375	2.0
Certificates and other time deposits	649,082	33.4	662,335	32.7	663,451	34.3	636,340	34.5	545,207	34.6
Total deposits	$1,941,140	100.0%	$2,024,531	100.0%	$1,931,851	100.0%	$1,845,713	100.0%	$1,577,691	100.0%

Loan to Deposit Ratio	102.1%		93.6%		93.7%		97.5%		95.4%

Green Bancorp, Inc.

Financial Highlights

(Unaudited)

Asset Quality

	As of and for the Quarter Ended					As of and for the Nine Months Ended
	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans	$22,762	$4,402	$3,789	$2,127	$2,709	$22,762	$2,709
Accruing loans 90 or more days past due	4,233	—	7	16	52	4,233	52
Restructured loans—nonaccrual	1,623	1,712	3,113	2,717	1,948	1,623	1,948
Restructured loans—accrual	6,048	681	2,390	2,257	3,973	6,048	3,973
Total nonperforming loans	34,666	6,795	9,299	7,117	8,682	34,666	8,682
Real estate acquired through foreclosure	1,665	4,488	4,863	4,863	4,863	1,665	4,863
Total nonperforming assets	$36,331	$11,283	$14,162	$11,980	$13,545	$36,331	$13,545

Charge-offs:
Commercial and industrial	$(981)	$(1,227)	$(77)	$(960)	$(679)	$(2,285)	$(1,967)
Owner occupied commercial real estate	(12)	—	—	—	—	(12)	—
Residential mortgage	(41)	—	—	—	—	(41)	—
Other consumer	—	(12)	(105)	(10)	(2)	(117)	(1,287)
Total charge-offs	(1,034)	(1,239)	(182)	(970)	(681)	(2,455)	(3,254)

Recoveries:
Commercial and industrial	$331	$1,163	$597	$53	$10	$2,091	$65
Owner occupied commercial real estate	—	—	—	—	—	—	14
Commercial real estate	75	—	1	—	—	76	1
Residential mortgage	4	6	12	5	7	22	15
Other consumer	2	15	4	5	1	21	617
Total recoveries	412	1,184	614	63	18	2,210	712

Net recoveries (charge-offs)	$(622)	$(55)	$432	$(907)	$(663)	$(245)	$(2,542)

Allowance for loan losses at end of period	$20,724	$18,292	$17,542	$15,605	$15,262	$20,724	$15,262

Asset Quality Ratios:
Nonperforming assets to total assets	1.50%	0.47%	0.63%	0.55%	0.72%	1.50%	0.72%
Nonperforming loans to total loans	1.75	0.36	0.51	0.40	0.58	1.75	0.58
Total classified assets to total regulatory capital	28.19	19.03	10.93	11.76	6.35	28.19	6.35
Allowance for loan losses to total loans	1.05	0.97	0.97	0.87	1.01	1.05	1.01
Net charge-offs (recoveries) to average loans outstanding	0.03	0.00	(0.02)	0.05	0.05	0.01	0.18

Green Bancorp, Inc.

Notes to Financial Highlights

(Unaudited)

We identify certain financial measures discussed in this release as being “non-GAAP financial measures.” In accordance with the SEC’s rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles as in effect from time to time in the United States in our statements of income, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

Tangible Book Value Per Common Share.  Tangible book value is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles, net of accumulated amortization; and (b) tangible book value per common share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is our book value.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

The following table reconciles, as of the dates set forth below, total shareholders’ equity to tangible common equity and presents our tangible book value per common share compared with our book value per common share:

	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
	(In thousands, except per share data)
Tangible Common Equity
Total shareholders’ equity	$303,229	$298,652	$293,770	$288,405	$285,964
Adjustments:
Goodwill	30,129	30,129	30,129	30,129	15,672
Core deposit intangibles	3,704	3,852	4,000	4,148	800
Tangible common equity	$269,396	$264,671	$259,641	$254,128	$269,492
Common shares outstanding (1)	26,277	26,270	26,176	26,176	26,171
Book value per common share (1)	$11.54	$11.37	$11.22	$11.02	$10.93
Tangible book value per common share (1)	$10.25	$10.08	$9.92	$9.71	$10.30

(1)                                 Excludes the dilutive effect of common stock issuable upon exercise of outstanding stock options.  The number of exercisable options outstanding was 939,576 as of Sep 30, 2015; 938,927 as of Jun 30, 2015; 1,021,555 as of Mar 31, 2015; 1,020,743 as of Dec 31, 2014; and 1,023,072 as of Sep 30, 2014.

Green Bancorp, Inc.

Notes to Financial Highlights

(Unaudited)

Tangible Common Equity to Tangible Assets.  Tangible common equity to tangible assets is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles, net of accumulated amortization; (b) tangible assets as total assets less goodwill and core deposit intangibles, net of accumulated amortization; and (c) tangible common equity to tangible assets as tangible common equity (as described in clause (a)) divided by tangible assets (as described in clause (b)). For common equity to tangible assets, the most directly comparable financial measure calculated in accordance with GAAP is total shareholders’ equity to total assets.

We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total shareholders’ equity and assets while not increasing our tangible common equity or tangible assets.

The following table reconciles, as of the dates set forth below, total shareholders’ equity to tangible common equity and total assets to tangible assets and presents our tangible common equity to tangible assets:

	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
	(Dollars in thousands)
Tangible Common Equity
Total shareholders’ equity	$303,229	$298,652	$293,770	$288,405	$285,964
Adjustments:
Goodwill	30,129	30,129	30,129	30,129	15,672
Core deposit intangibles	3,704	3,852	4,000	4,148	800
Tangible common equity	$269,396	$264,671	$259,641	$254,128	$269,492
Tangible Assets
Total assets	$2,415,987	$2,408,951	$2,252,665	$2,196,135	$1,876,742
Adjustments:
Goodwill	30,129	30,129	30,129	30,129	15,672
Core deposit intangibles	3,704	3,852	4,000	4,148	800
Tangible assets	$2,382,154	$2,374,970	$2,218,536	$2,161,858	$1,860,270
Tangible Common Equity to Tangible Assets	11.3%	11.1%	11.7%	11.8%	14.5%

Allowance for Loan Losses to Total Loans excluding Acquired Loans.  The allowance for loan losses to total loans excluding acquired loans is a non-GAAP measure used by management to evaluate the Company’s financial condition. Due to the application of purchase accounting, we use this non-GAAP ratio that excludes that impact of these items to evaluate our allowance for loan losses to total loans.  We calculate: (a) total loans excluding acquired loans as total loans less the fair value of acquired loans accounted for under ASC topics 310-20 and 310-30; and (b) allowance for loan losses to total loans excluding acquired loans as the allowance for loan losses divided by total loans excluding acquired loans (as described in clause (a)).  For allowance for loan losses to total loans excluding acquired loans, the most directly comparable financial measure calculated in accordance with GAAP is allowance for loan losses to total loans.

We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in the allowance for loan losses to total loans excluding acquired loans.  The acquired loans may have a premium or discount associated with them that includes a potential credit loss component with similar characteristics to the allowance for loan losses.  This measure reports the allowance for loan loss coverage to only those loans not accounted for pursuant to ASC topics 310-20 and 310-30 which may assist the investor in evaluating the allowance coverage of loans excluding acquired loans.

Green Bancorp, Inc.

Notes to Financial Highlights

(Unaudited)

The following table reconciles, as of the dates set forth below, allowance for loan losses to total loans excluding acquired loans:

	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
	(Dollars in thousands)
Allowance for loan losses	$20,724	$18,292	$17,542	$15,605	$15,262
Total loans excluding acquired loans
Total loans	$1,982,280	$1,894,742	$1,810,842	$1,799,155	$1,504,998
Less: Fair value of acquired loans accounted for under ASC Topics 310-20 and 310-30	172,645	190,815	214,689	238,424	12,366
Total loans excluding acquired loans	$1,809,635	$1,703,927	$1,596,153	$1,560,731	$1,492,632
Allowance for loan losses to total loans excluding acquired loans	1.15%	1.07%	1.10%	1.00%	1.02%

Allowance for Loan Losses plus Acquired Loan Net Discount to Total Loans adjusted for Acquired Loan Net Discount.  Allowance for loan losses plus acquired loan net discount to total loans adjusted for acquired loan net discount is a non-GAAP measure used by management to evaluate the Company’s financial condition. We calculate: (a) allowance for loan losses plus acquired loan net discount as allowance for loan losses plus acquired loan net discount, net of accumulated amortization; (b) total loans adjusted for acquired loan net discount as total loans plus acquired loan net discount, net of accumulated amortization; and (c) allowance for loan losses plus acquired loan net discount to total loans adjusted for acquired loan net discount as allowance for loan losses plus acquired loan net discount (as calculated in clause (a)) divided by total loans adjusted for acquired loan net discount (as calculated in clause (b)).

We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in the allowance for loan losses plus the acquired loan net discount to total loans adjusted for the acquired loan net discount.  This measure reports the combined allowance for loan loss and acquired loan net discount (or premium) as a percentage of loans inclusive of the acquired loan net discount (or premium) which may assist the investor in evaluating allowance coverage on loans inclusive of additional discount or premium resulting from purchase accounting adjustments.

The following table reconciles, as of the dates set forth below, allowance for loan losses plus acquired loans net discount to total loans adjusted for acquired loan net discount:

	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
	(Dollars in thousands)
Allowance for loan losses plus acquired loan net discount
Allowance for loan losses at end of period	$20,724	$18,292	$17,542	$15,605	$15,262
Plus: Net discount on acquired loans	2,580	2,771	3,474	4,081	944
Total allowance plus acquired loan net discount	$23,304	$21,063	$21,016	$19,686	$16,206

Total loans adjusted for acquired loan net discount
Total loans	$1,982,280	$1,894,742	$1,810,842	$1,799,155	$1,504,998
Plus: Net discount on acquired loans	2,580	2,771	3,474	4,081	944
Total loans adjusted for acquired loan net discount	$1,984,860	$1,897,513	$1,814,316	$1,803,236	$1,505,942
Allowance for loan losses plus acquired loan net discount loans to total loans adjusted for acquired loan net discount	1.17%	1.11%	1.16%	1.09%	1.08%

Green Bancorp, Inc.

Notes to Financial Highlights

(Unaudited)

Selected Metrics Excluding One-time Acquisition Expenses.  The selected metrics excluding one-time acquisition expenses are non-GAAP measures used by management to evaluate the Company’s performance. We calculate: (a) noninterest expense excluding one-time acquisition expenses as total noninterest expense less the one-time acquisition expenses; (b) net income excluding one-time acquisition expenses as net income plus one-time acquisition expenses, net of taxes; (c) diluted earnings per share excluding one-time acquisition expenses as net income excluding one-time acquisition expenses (as calculated in clause (b)) divided by the weighted average diluted shares outstanding; (d) return on average assets excluding one-time acquisition expenses as net income excluding one-time acquisition expenses (as calculated in clause (b)) divided by average total assets; (e) return on average equity excluding one-time acquisition expenses as net income excluding one-time acquisition expenses (as calculated in clause (b)) divided by average total shareholders’ equity; and (f) efficiency ratio excluding one-time acquisition expenses as noninterest expense excluding one-time acquisition expenses (as calculated in clause (a)) divided by the sum of net interest income and noninterest income.  For noninterest expense excluding one-time acquisition expenses, the most comparable financial measure calculated in accordance with GAAP is noninterest expense. For net income excluding one-time acquisition expenses, the most comparable financial measure calculated in accordance with GAAP is net income. For diluted earnings per share excluding one-time acquisition expenses, the most comparable financial measure calculated in accordance with GAAP is diluted earnings per share. For return on average assets excluding one-time acquisition expenses, the most comparable financial measure calculated in accordance with GAAP is return on average assets. For return on average equity excluding one-time acquisition expenses, the most comparable financial measure calculated in accordance with GAAP is return on average equity. For the efficiency ratio excluding one-time acquisition expenses, the most comparable financial measure calculated in accordance with GAAP is the efficiency ratio.

We believe that these measures are important to many investors in the marketplace who are interested in changes from period to period in noninterest expense, net income, diluted earnings per share, return on average assets, return on average equity and efficiency ratio with the exclusion of one-time acquisition expenses.

Green Bancorp, Inc.

Notes to Financial Highlights

(Unaudited)

The following table reconciles, as of the dates set forth below, the selected metrics excluding one-time acquisition expenses:

	For the Quarter Ended					For the Nine Months Ended
	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
	(In thousands, except per share data)
Noninterest Expense Excluding One-time Acquisition Expenses
Total noninterest expense	$14,372	$16,578	$13,756	$17,880	$12,560	$44,706	$34,553
Less: One-time acquisition expenses	808	1,996	226	4,290	429	3,030	936
Noninterest expense excluding one-time acquisition expenses	$13,564	$14,582	$13,530	$13,590	$12,131	$41,676	$33,617

Net Income Excluding One-time Acquisition Expenses
Net Income	$4,079	$4,138	$4,649	$2,047	$4,533	$12,866	$12,695
Plus: One-time acquisition expenses, net of taxes	525	1,297	147	2,788	279	1,970	608
Net income excluding one-time acquisition expenses	$4,604	$5,435	$4,796	$4,835	$4,812	$14,836	$13,303

Weighted average diluted shares outstanding	26,551	26,518	26,359	26,592	23,102	26,481	21,728
Diluted earnings per share	$0.15	$0.16	$0.18	$0.08	$0.20	$0.49	$0.58
Diluted earnings per share, excluding one-time acquisition expenses	0.17	0.20	0.18	0.18	0.21	0.56	0.61

Average Total Assets	$2,395,556	$2,273,297	$2,207,869	$2,134,814	$1,841,226	$2,292,928	$1,784,987
Return on average assets	0.68%	0.73%	0.85%	0.38%	0.98%	0.75%	0.95%
Return on average assets, excluding one-time acquisition expenses	0.76	0.96	0.88	0.90	1.04	0.87	1.00

Average Common Shareholders’ equity	$301,370	$296,259	$291,674	$286,660	$237,238	$296,470	$214,740
Return on average equity	5.37%	5.60%	6.46%	2.83%	7.58%	5.80%	7.90%
Return on average equity, excluding one-time acquisition expenses	6.06	7.36	6.67	6.69	8.05	6.69	8.28

Net interest income	$21,162	$20,923	$20,516	$20,283	$17,512	$62,601	$49,894
Noninterest Income	$2,871	$2,955	$2,085	$2,137	$2,334	$7,911	$5,919

Efficiency ratio	59.80%	69.43%	60.86%	79.75%	63.29%	63.40%	61.91%
Efficiency ratio, excluding one-time acquisition expenses	56.44	61.07	59.86	60.62	61.13	59.10	60.23

Green Bancorp, Inc.

Notes to Financial Highlights

(Unaudited)

Pre-tax, Pre-provision Adjusted Net Income.  Pre-tax, pre-provision adjusted net income is a non-GAAP measure used by management to evaluate the Company’s financial condition. We calculate pre-tax, pre-provision adjusted net income as net income plus provision for income taxes, plus provision for loan losses, plus one-time acquisition expenses.  For pre-tax, pre-provision adjusted net income, the most directly comparable financial measure calculated in accordance with GAAP is net income.

We believe that this measure is important to many investors in the marketplace who are interested in understanding the operating performance of the company before provision for loan losses, which can vary from quarter to quarter, and income taxes.

The following table reconciles, as of the dates set forth below, pre-tax, pre-provision adjusted net income:

	For the Quarter Ended					For the Nine Months Ended
	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
	(Dollars in thousands)
Pre-Tax, Pre-Provision Adjusted Net Income
Net Income	$4,079	$4,138	$4,649	$2,047	$4,533	$12,866	$12,695
Plus: Provision on income taxes	2,528	2,357	2,691	1,243	2,533	7,576	7,122
Plus: Provision for loan losses	3,054	805	1,505	1,250	220	5,364	1,443
Plus: One-time acquisition expenses	808	1,996	226	4,290	429	3,030	936
Total pre-tax, pre-provision adjusted net income	$10,469	$9,296	$9,071	$8,830	$7,715	$28,836	$22,196